Exhibit 99.1

ADMA Biologics Announces Fourth Quarter and Full Year 2024 Financial Results and Provides Business Update

FY 2024 Total Revenue of $426.5 Million, a 65% YoY Increase

FY 2024 GAAP Net Income of $197.7 Million, Including an $84.3 Million Valuation Allowance Tax Benefit

FY 2024 Adjusted EBITDA(1) of $164.6 Million, a 309% YoY Increase

FY 2024 Adjusted Net Income(2) of $119.2 Million, Compared to $0.7 Million in FY 2023, a 16,810% YoY Increase

YE 2024 Total Cash Grew to More than $103 Million, Including $60 Million of Debt Organically Discharged During 2H 2024

High-Titer Plasma Supply Contracts Expected to Provide Foundation for Durable ASCENIV Revenue Growth Through Late 2030s

FDA Approval of Yield Enhancement Production Process Anticipated by Mid-2025

FY 2025 and 2026 Total Revenue Guidance Increased to More than $490 Million and $605 Million, Respectively

FY 2025 and 2026 Adjusted Net Income Guidance Increased to More Than $175 Million and $235 Million, Respectively

FY 2025 and 2026 Adjusted EBITDA Guidance Increased to More Than $225 Million and $305 Million, Respectively

ADMA Anticipates Generating Greater Than $1 Billion in Total Annual Revenue Prior to 2030, More Than Doubling the Current 2025 Revenue Forecast

RAMSEY, N.J. and BOCA RATON, FL, March 3, 2025 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its fourth quarter and full year 2024 financial results and provided a business update.

“ADMA delivered exceptional operating and financial results in 2024, with total revenues and Adjusted EBITDA growing 65% and 309% year-over-year, respectively. These results reflect our commitment to operational and financial excellence, as well as the meaningful impact our therapies continue to have on immunocompromised patients,” said Adam Grossman, President and Chief Executive Officer of ADMA. “We believe our recently secured long-term high-titer plasma supply agreements mark a transformative milestone, as they significantly expanded our plasma sourcing capacity and are expected to further de-risk both our near-term and long-term growth trajectories. Coupled with record internal high-titer plasma collections, these third-party agreements should provide the critical supply foundation to support our continued commercial expansion. These benefits are anticipated to be favorably compounded with the potential mid-2025 regulatory approval of our enhanced yield production process, which would provide for approximately 20% more finished IG from the same starting plasma.”

(1)	Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, see the reconciliation included in the financial tables.
(2)
Adjusted Net Income is a non-GAAP financial measure. For a reconciliation of Adjusted Net Income to the most comparable GAAP measure, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.

Mr. Grossman concluded, “Looking ahead, these strengthened supply commitments are expected to position us to scale new ASCENIV patient starts, deepen penetration into the complex and refractive PI target market, and advance our R&D pipeline with confidence. We believe our strong balance sheet, growing net cash position, and robust intellectual property estate provides a solid foundation for long-term value creation. With a durable and diversified plasma supply, proprietary innovation, and a steadfast commitment to patient care, we are confident in our ability to drive sustained success, accelerating revenue and earnings growth while maintaining an uninterrupted drug supply for those who rely on our biologic therapies.”

Financial Guidance:

•	FY 2025 and 2026 total revenue increased to more than $490 million and $605 million, respectively

•	FY 2025 and 2026 Adjusted Net Income increased to more than $175 million and $235 million, respectively

•	FY 2025 and 2026 Adjusted EBITDA increased to more than $225 million and $305 million, respectively

•	Greater than $1 billion of total annual revenue expected to be achieved prior to 2030, with anticipated outsized earnings growth from current margin levels

Recent Business Updates & 2025 Objectives:
•
Record ASCENIV demand. Across all forward-looking demand metrics, ASCENIV trends continue to drive record highs into 2025 and, as a result, the Company expects ASCENIV’s total revenue share to expand throughout 2025 and beyond. As ASCENIV’s benefit in real-world patient outcomes continues and long-term high-titer plasma supply contracts ramp up, ADMA anticipates accelerating ASCENIV’s new patient starts and penetration in existing institutions, which would significantly expand its peak revenue potential beyond current levels.

•
Anticipated mid-2025 regulatory approval of innovative yield enhancement production process.  Following the year-end 2024 Prior Approval Supplement submission to the U.S. Food and Drug Administration (FDA), ongoing FDA interactions reinforce our confidence in timely potential approval by mid-year 2025. If approved, ADMA anticipates potential revenue and earnings accretion in the second half of 2025. This innovative process has demonstrated an ability to increase production yields by approximately 20% from the same starting plasma volume, potentially driving significant increases to the current financial guidance.

•
Executed high-titer plasma supply contracts on a long-term basis. ADMA’s recently executed third-party, high-titer plasma supply contracts are expected to significantly increase access to raw material plasma used to produce ASCENIV. These long-term agreements allow the Company to source high-titer plasma from approximately 250 collection centers, a 5-fold increase in total collection capacity. To date, the pace of procurement from these new contracts has been encouraging and, coupled with ADMA’s record internal plasma collections, we believe the Company is well-positioned to meet its revenue targets and potentially achieve greater than $1 billion in total annual revenue prior to 2030, with additional potential growth opportunities thereafter.

•
Strengthened balance sheet and optimizing cost of capital.  ADMA generated approximately $48 million in operating cash flow in the fourth quarter of 2024, increasing year-end cash on hand to over $103 million. With this robust cash flow, and the $60 million in debt organically discharged during the second half of 2024, ADMA now holds a net cash surplus relative to the $75 million of total outstanding debt with Ares Capital. The Company anticipates further balance sheet improvements in 2025, driven by projected Adjusted EBITDA growth, sustained cash generation, and continued optimization of its capital structure.

•
Leveraging robust IP estate and innovative R&D engine. ADMA anticipates generating initial animal data for its lead R&D pipeline program, SG-001, targeting S. pneumonia.  If approved, SG-001 represents potential upside to the current financial guidance, and ADMA believes the product has the potential to generate $300-500 million or more in high margin annual revenue, with IP protection through at least 2037.

•
Unique asset durability and terminal value. ASCENIV’s robust intellectual property estate, covering proprietary plasma screening assays, unique plasma pooling, and methods of immunoglobulin (IG) use, secures brand protection through at least 2035, with potential IP extensions beyond 2035. The Company is confident that regulatory barriers and proprietary know-how further safeguard ASCENIV’s branded growth, potentially well beyond 2035. This comprehensive IP portfolio, encompassing IG treatment for all viral-induced respiratory infections, supports ADMA’s expectation that ASCENIV is well-positioned to deliver long-term branded growth. We believe ASCENIV may generate one of the most durable earnings streams in the sector.

Form 10-K Filing Timing.   The successful consolidation and reporting of ADMA’s financial results is an important milestone for the Company as ADMA’s financial profile continues to rapidly grow and improve.  KPMG LLP (“KPMG”) was engaged by ADMA as the Company’s new independent registered public accounting firm in the fourth quarter of 2024.  ADMA intends to file a Notification of Late Filing on Form 12b-25 (“Form 12b-25") with the U.S. Securities and Exchange Commission (SEC) to disclose that ADMA expects to file its Annual Report on Form 10-K for the year ended December 31, 2024 (“Form 10-K”) within the 15-day extension period provided by Rule 12b-25 under the Securities Exchange Act of 1934 (the “Exchange Act”) (i.e., on or before March 18, 2025).  The delay in the filing of the Form 10-K is due to a combination of factors relating to the Company’s need for additional time to test and document the Company’s controls associated with its use of and reliance upon certain third-party service providers and to complete its assessment of the effectiveness of internal control over financial reporting as of December 31, 2024. As a result of the foregoing, KPMG has not yet completed its audit procedures.

Fourth Quarter 2024 Financial Results:

Total revenue was $117.5 million for the quarter ended December 31, 2024, as compared to $73.9 million for the quarter ended December 31, 2023, an increase of $43.6 million, or 59%. The increase is primarily related to increased sales of our immunoglobulin products, partially offset by a planned decrease in sales of plasma to third parties due to the increasing retention of plasma for internal intravenous immune globulin (IVIG) production.

Gross profit was $63.3 million for the quarter ended December 31, 2024, as compared to $31.1 million for the prior year, which represents a gross margin for the fourth quarter 2024 of 54.0%, as compared to 42.1% for the fourth quarter 2023. The improvement in gross margin is primarily driven by a significantly more favorable mix of higher margin IG sales in 2024 as compared to 2023, along with the reduction in other manufacturing costs.

GAAP Net Income was $111.9 million for the quarter ended December 31, 2024, compared to a net loss of $17.6 million for the quarter ended December 31, 2023.  The increase was primarily due to the increase in operating income, lower interest expense, a reduced loss on the extinguishment of debt and the income tax benefit.

Adjusted EBITDA was $48.3 million for the quarter ended December 31, 2024, as compared to Adjusted EBITDA of $18.6 million for the quarter ended December 31, 2023. Adjusted EBITDA for the quarter includes all non-GAAP reconciliation items, including stock-based compensation, depreciation, amortization, interest expense and loss on debt extinguishment.

Adjusted Net Income was $33.4 million for the quarter ended December 31, 2024, as compared to an Adjusted Net Income of $8.5 million for the quarter ended December 31, 2023.

Full Year 2024 Financial Results:

Total revenue was $426.5 million for the year ended December 31, 2024, as compared to $258.2 million for the year ended December 31, 2023, an increase of $168.2 million, or 65%. This increase is primarily related to increased sales of ASCENIV, as we continue to experience increased physician, payer and patient acceptance and utilization of this product.

Gross profit was $219.6 million for the year ended December 31, 2024, as compared to $88.9 million for the prior year, which represents a gross margin for fiscal 2024 of 51.5%, as compared to 34.4% for fiscal 2023. The improvement in gross margin is primarily driven by a significantly more favorable mix of higher margin IG sales in 2024 as compared to 2023, along with the reduction in other manufacturing costs as well as efficiencies in our operations.

GAAP net income was $197.7 million for the year ended December 31, 2024, as compared to a net loss of $28.2 million for the year ended December 31, 2023, an increase of $225.9 million. The increase was primarily due to the increase in operating income, lower interest expense, a reduced loss on the extinguishment of debt and the income tax benefit as compared to fiscal 2023.

Adjusted Net Income was $119.2 million for the year ended December 31, 2024, as compared to Adjusted Net Income of $0.7 million for the year ended December 31, 2023, an increase of $118.5 million.

Adjusted EBITDA was $164.6 million for the year ended December 31, 2024 as compared to Adjusted EBITDA of $40.2 million for the year ended December 31, 2023, an improvement of $124.4 million.  The increase is primarily due to the substantial increase in operating income.

At December 31, 2024, ADMA had working capital of $275.9 million, primarily consisting of $170.2 million of inventory, cash and cash equivalents of $103.1 million and $50.0 million of accounts receivable, partially offset by current liabilities of $55.5 million, as compared to working capital at December 31, 2023 of $207.2 million, primarily consisting of $172.9 million of inventory, cash and cash equivalents of $51.4 million and accounts receivable of $27.4 million, partially offset by current liabilities of $49.8 million.

Conference Call Information:

To access the conference call, please dial (888) 596-4144 and refer to conference ID 5201334. It is recommended that you join approximately 10 minutes prior to the event start (although you may dial in at any time during the call). Attendees who will not be asking a question during the call are encouraged to listen in to the live webcast here. An archived replay of the event will be available located under “Events & Webcasts” in the investor section of the Company’s website at https://ir.admabiologics.com/events-webcasts.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA and Adjusted Net Income are useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA and Adjusted Net Income as key performance measures because we believe that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items, and in the case of Adjusted Net Income, certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. Adjusted EBITDA and Adjusted Net Income should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income/loss, cash flows from operations, or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “position us,” “should,” “could,” “would,” “may,” “potential,” “opportunity” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s financial performance; revenue, GAAP net income, Adjusted EBITDA, Adjusted Net Income and margins guidance in future periods and related timing in connection therewith; ASCENIV’s total revenue share and growth; our balance sheet; the benefits of newly executed high-titer plasma supply agreements and impact on ASCENIV growth and financial performance; the status of the yield enhancement production process submission and the anticipated impact of potential FDA approval on production yields and financial targets and related timing; ASCENIV revenue share and growth; ability to deliver stockholder value; our intention to file a Form 12b-25 with the SEC and file the Form 10-K within the 15-day extension period provided by Rule 12b-25 under the Exchange Act; statements regarding SG-001 and revenue potential; and ASCENIV’s intellectual property estate. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

INVESTOR RELATIONS CONTACT:
Argot Partners | 212-600-1902 | ADMA@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
	(In thousands, except share data)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103,147	$51,352
Accounts receivable, net	49,999	27,421
Inventories	170,235	172,906
Prepaid expenses and other current assets	8,029	5,334
Total current assets	331,410	257,013
Property and equipment, net	54,707	53,835
Intangible assets, net	460	499
Goodwill	3,530	3,530
Deferred tax assets	84,280	-
Right-of-use assets	8,634	9,635
Deposits and other assets	5,657	4,670
TOTAL ASSETS	$488,678	$329,182

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,219	$15,660
Accrued expenses and other current liabilities	33,962	32,919
Current portion of deferred revenue	143	182
Current portion of lease obligations	1,218	1,045
Total current liabilities	55,542	49,806
Senior notes payable, net of discount	72,337	130,594
Deferred revenue, net of current portion	1,547	1,690
End of term fee	1,313	1,688
Lease obligations, net of current portion	8,561	9,779
Other non-current liabilities	360	419
TOTAL LIABILITIES	139,660	193,976

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized,
no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized,
236,620,545 and 226,063,032 shares issued and outstanding at December 31, 2024 and December 31, 2023	24	23
Additional paid-in capital	657,577	641,439
Accumulated deficit	(308,583)	(506,256)
TOTAL STOCKHOLDERS' EQUITY	349,018	135,206
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$488,678	$329,182

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(In thousands, except share and per share data)
	(Unaudited)		(Unaudited)

REVENUES	$117,549	$73,904	$426,454	$258,215
Cost of product revenue	54,216	42,817	206,901	169,273
Gross profit	63,333	31,087	219,553	88,942

OPERATING EXPENSES:
Research and development	391	445	1,813	3,300
Plasma center operating expenses	1,277	685	4,245	4,266
Amortization of intangible assets	25	187	388	724
Selling, general and administrative	23,317	15,535	74,124	59,020
Total operating expenses	25,010	16,852	80,570	67,310

INCOME (LOSS) FROM OPERATIONS	38,323	14,235	138,983	21,632

OTHER INCOME (EXPENSE):
Interest income	598	612	2,097	1,617
Interest expense	(2,879)	(6,215)	(13,930)	(25,027)
Loss on extinguishment of debt	(1,243)	(26,174)	(1,243)	(26,174)
Other expense	(86)	(101)	(193)	(287)
Other expense, net	(3,610)	(31,878)	(13,269)	(49,871)

INCOME (LOSS) BEFORE INCOME TAXES	34,713	(17,643)	125,714	(28,239)

Provision for income taxes	(77,183)	-	(71,959)	-

NET INCOME (LOSS)	$111,896	$(17,643)	$197,673	$(28,239)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.47	$(0.08)	$0.85	$(0.13)
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.46	$(0.08)	$0.81	$(0.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	236,433,759	225,968,387	233,084,236	223,977,315
Diluted	245,900,655	225,968,387	243,342,466	223,977,315

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(In thousands)
	(Unaudited)		(Unaudited)
Net income (loss)	$111,896	$(17,643)	$197,673	$(28,239)
Depreciation	1,919	1,921	7,657	7,608
Amortization	25	188	388	724
Income taxes	(77,183)	-	(71,959)	-
Interest expense	2,879	6,215	13,930	25,027
EBITDA	39,536	(9,319)	147,689	5,120
Stock-based compensation	5,433	1,745	13,616	6,187
Loss on extinguishment of debt	1,243	26,174	1,243	26,174
IT systems disruption	-	-	-	2,770
Yield enhancement	2,064	-	2,064	-
Adjusted EBITDA	$48,276	$18,600	$164,612	$40,251

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

	Three Months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(In thousands)
	(Unaudited)		(Unaudited)
Net income (loss)	$111,896	$(17,643)	$197,673	$(28,239)
Deferred income tax benefit	$(84,280)	-	(84,280)	-
Loss on extinguishment of debt	$1,243	26,174	1,243	26,174
IT systems disruption		-	-	2,770
Yield Enhancement, non-recurring expenses	$2,064		2,064
Share-based compensation modifications	$2,518		2,518
Adjusted Net Income	$33,441	$8,531	$119,218	$705

(1)	Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, see the reconciliation included in the financial tables.
(2)
Adjusted Net Income is a non-GAAP financial measure. For a reconciliation of Adjusted Net Income to the most comparable GAAP measure, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.